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                                                                     EXHIBIT 4.4

                   FIRST AMENDMENT OF 1995 STOCK OPTION PLAN


         WHEREAS, the Board of Directors of AccuStaff Incorporated (the "Company") adopted the Stock Option Plan (the "Stock Option Plan") on August 24, 1995, and recommended that it be approved by the stockholders;

         WHEREAS, the purpose of the Stock Option Plan is to advance the interest of the Company, its Subsidiaries and its stockholders by affording certain employees and Directors of the Company and its Subsidiaries, as well as key consultants and advisors to the Company or any Subsidiary, an opportunity to acquire or increase their proprietary interest in the Company, with the objective of the issuance of Options and Awards pursuant to the Plan being to promote growth and profitability of the Company and its Subsidiaries through the provision of an additional incentive to Grantees under the Plan to achieve the Company's objectives through participation in its success and growth by encouraging the said Grantees' continued association with, or service to, the Company; and

         WHEREAS, the Board of Directors approved an amendment to the Stock Option Plan in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "First Amendment"), and recommended that it be approved by the stockholders;

         NOW, THEREFORE, the Stock Option Plan is hereby amended as follows:

         1. Defined Terms. Initially capitalized terms used in this First Amendment, which are not otherwise defined by this Amendment, are used with the same meaning ascribed to such terms in the Stock Option Plan.

         2.      Amendment.

                 a. The definition of "Disinterested Person" of Article I of the Stock Option Plan is amended to read as follows:

         "Disinterested Person" shall have the meaning set forth in Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, as the same may be in effect from time to time, or in any successor rules or sections thereto, and shall be determined for all purposes under the Plan according to interpretative positions with respect thereto issued by the Securities and Exchange Commission or the Internal Revenue Service.

                 b.       Article V of the Stock Option Plan is amended to add
Section 5.3 to read as follows:

         5.3 Per-Employee Limitation. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Stock in any combination of Incentive Stock Options, non-Incentive Stock Options, SARs or Restricted Stock that may be issued hereunder to any one Employee in any given fiscal year shall be 2,000,000 in fiscal years 1995 and 1996 and 500,000 in all fiscal years thereafter.





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         3.      Effectiveness.  This First Amendment shall not become
effective unless and until such provisions are approved by at least a majority vote of the holders of the outstanding Common Stock of the Company present, or represented, and entitled to vote on such matter at a meeting of shareholders duly called and convened within one year following the date hereof.

         4. Approval. Except as hereinabove amended and modified, the Stock Option Plan is approved without further modification or amendment.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of June 21, 1996, effective as of May 13, 1996, in accordance with
Article X of the Stock Option Plan and the authority provided by the Board of Directors.

                                        ACCUSTAFF INCORPORATED




                                        By /s/ Derek E. Dewan
                                           ----------------------------------
                                        Name:   Derek E. Dewan
                                        Title:  Chairman of the Board,
                                                President and Chief Executive
                                                Officer

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